EXHIBIT 99


FirstEnergy Corp.                      For Release:  November 21, 2000
76 South Main Street
Akron, Ohio  44308

FirstEnergy Contact:                   GPU Contact:
Ralph J. DiNicola                      Ned Raynolds
330-384-5939                           973-401-8294
dinicolar@firstenergycorp.com          nraynolds@gpu.com




                   FIRSTENERGY AND GPU SHAREHOLDERS
                       APPROVE PROPOSED MERGER

          Akron, Ohio, and Morristown, New Jersey - Shareholders of FirstEnergy Corp. (NYSE: FE) and GPU, Inc., (NYSE: GPU) today overwhelmingly approved the proposed merger of the companies at concurrent shareholder meetings.

          Unofficial results indicate that the merger was approved by approximately 96.4 percent of the shares of common stock voted - and
75.5 percent of the shares outstanding - by FirstEnergy shareholders; and by approximately 98.3 percent of the shares voted by GPU shareholders. Approval of the merger required an affirmative vote representing a majority of the 227 million FirstEnergy shares of common stock outstanding, as of the October 12 record date of the meeting, and
the affirmative vote of the majority of GPU common shares voted.   GPU
had 121 million shares of common stock outstanding, as of the October 12 meeting record date.

          H. Peter Burg, FirstEnergy chairman and chief executive officer who will remain CEO of the company, said, "Today's vote confirms the value of merging these two companies to create a larger, stronger enterprise that will enhance near- and long-term value for shareholders, provide more services at competitive prices for customers, and expand career opportunities for employees. The new FirstEnergy will be better positioned to compete in the changing energy marketplace."


          Fred D. Hafer, GPU chairman, president and chief executive officer who will become chairman of the company, said, "We are convinced that this merger will be good for our shareholders, good for our customers, our employees and our communities. We believe FirstEnergy is the right fit for GPU in terms of our strategic objectives, our cultures, our geography, and our facilities. We believe the combination will provide far more value and better opportunities than either company would realize standing alone."

                                (more)

          FirstEnergy and GPU have applied for approval of their merger to Federal Energy Regulatory Commission, New Jersey Board of Public Utilities, Pennsylvania Public Utility Commission, Nuclear Regulatory Commission, Federal Communications Commission, Securities and Exchange Commission, and the Department of Justice under the Hart-Scott-Rodino Act. After completion of the merger, FirstEnergy will be a registered holding company under the Public Utility Holding Company Act of 1935.

          The combination of FirstEnergy and GPU would create the nation's sixth largest investor-owned electric system, based on serving
4.3 million customers within 37,200 square miles of Ohio, Pennsylvania and New Jersey. FirstEnergy's electric utility companies would include Ohio Edison and its Pennsylvania Power subsidiary, The Illuminating Company, and Toledo Edison; as well as GPU's Jersey Central Power & Light, Metropolitan Edison and Pennsylvania Electric. The company would produce approximately $12 billion in annual revenues and have nearly $40 billion in assets.

                                (112100)



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